Exhibit 99.3
Selected Financial Data (in thousands except number of employees)	3/31/2023	12/31/2022	3/31/20222	Commentary
Scheduled CD maturities for subsequent quarter	$ 156,886	$ 311,315	$ 196,528
Average rate scheduled CD maturities for subsequent quarter	2.38%	1.70%	0.65%
Loan rate (excludes fees), Qtr-End	5.66%	5.41%	4.34%
Cost of total deposits, Qtr-End	2.31%	1.66%	0.19%
Cost of interest-bearing DDAs, Qtr-End	3.12%	2.39%	0.24%
Cost of interest-bearing deposits, Qtr-End	3.08%	2.32%	0.32%
Noninterest bearing DDA balances, Qtr-End	$ 2,898,736	$ 3,321,347	$ 4,889,495
Reserve for unfunded commitments, Qtr-End	$ 575	$ 575	$ 1,600
Credit card spend QTD	$ 259,592	$ 262,684	$ 226,227
Credit card net income QTD	$ 1,689	$ 2,261	$ 2,372
Merchant services fees QTD	$ 455	$ 490	$ 336
Mortgage banking income QTD	$ 442	$ 514	$ 526
FDIC insurance QTD	$ 1,275	$ 1,075	$ 945
Write down tax credit investment QTD	$ 2,716	$ 2,499	$ 2,499	The write down of our tax credit investment increased non-interest expenses by $2.7 million during the 1st quarter 2023, but was offset by an income tax reduction of $3.9 million.
Salaries & employee benefits QTD	$ 19,066	$ 19,230	$ 18,301
Other operating expense	$ 6,702	$ 4,957	$ 8,252	Other operating expense increased $1.7 million on a linked-quarter basis. ACL for unfunded commitments in Q4 2022 was a credit of $1.4 million compared to no provision during Q1 2023.
Third party processing and other services QTD	$ 7,284	$ 8,170	$ 5,605	FRB service charges decreased $1.4 million quarter/quarter.
Equipment and occupancy expense QTD	$ 3,435	$ 3,263	$ 2,933
Business meals QTD	$ 532	$ 461	$ 429
Earnings retention YTD	74%	79%	78%
Number of employees	581	580	519
QTD tax rate	18.07%	19.49%	18.96%
YTD tax rate	18.07%	18.56%	18.96%